UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2026

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street Gardena, CA	90248
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFAI	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $110,400.00 per share	FFAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2026 (the “Signing Date”), GlobeX AI Hong Kong Holding Limited (“GlobeX”), a special purpose entity controlled by Faraday Future Intelligent Electric Inc. (the “Company”) entered into a Strategic Cooperation Agreement (the “Cooperation Agreement”) and an engineering services agreement (the “ESA” and, together with the Cooperation Agreement, the “Agreements”) with Hebei Huanzhou Automobile Sales Co., Ltd (the “Partner”), in connection with the procurement of components and engineering services for a battery electric version of the FF Super One under development for the United States market. Pursuant to the Agreements, the Company has agreed to purchase from the Partner, and the Partner has agreed to supply to GlobeX, basic units or modules used in the manufacturing process of automobiles that meet the applicable U.S. federal and state regulatory requirements, to support the research and development, trial production and mass production, and supply of the after-sales spare parts and accessories. In addition, the Partner will provide additional engineering services, which include (i) cooperative development; (ii) parts and vehicles certification, (iii) manufacturing development and implementation of equipment and facilities; (iv) production management and operation support; etc. Other markets (i.e., the Middle East), power trains (e.g., extended-range hybrid) or models would be subject to separate agreements.

The research and development fees payable by GlobeX to the Partner pursuant to the Agreements will be paid in several installments. with a non-refundable advance payment of RMB300 million (approximately $43.2 million) (the “Advance Payment”) required to be paid in full within six (6) months after the Signing Date. The first installment of the Advance Payment in an amount equal to RMB80 million (approximately $11.5 million) is due within fifteen (15) business days following the Signing Date. The Advance Payment, once paid, is non-refundable under any circumstances. The remaining balance of RMB 320 million (approximately $46.2 million) will be paid in connection with the achievement of certain project milestones. These payments are for engineering services and do not include other expenses related to homologating the Super One for the United States market.

Pursuant to the Agreements, GlobeX shall also pay to the Partner a per-set procurement price for each vehicle manufactured.

GlobeX is also obligated to pay various fees and expenses for parts and tooling development and supply, to be agreed, as applicable, between GlobeX, the Partner and the applicable parts suppliers.

Item 8.01 Other Events.

On February 10, 2026, the Company issued a press release announcing GlobeX entering into certain agreements with the Partner. The information contained in this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 10, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Date: February 10, 2026	By:	/s/ Koti Meka
	Name:	Koti Meka
	Title:	Chief Financial Officer

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